Exhibit 99.1

Kellogg Company News

For release: December 6, 2010
Analyst Contact: Kathryn Koessel (269) 961-9089
Media Contact: Kris Charles (269) 961-3799

JOHN A. BRYANT TO SUCCEED DAVID MACKAY AS KELLOGG PRESIDENT AND CEO;

COMPANY REAFFIRMS FINANCIAL GUIDANCE FOR 2010 AND 2011

BATTLE CREEK, Mich. – Kellogg Company (NYSE: K) announced today that David Mackay advised the Kellogg Board of Directors that he plans to retire as president, chief executive officer and director of the Company. The effective date of his retirement will be January 1, 2011. According to its succession plan, the Board of Directors elected John A. Bryant, chief operating officer and current member of the Board, as the new president and chief executive officer effective January 2, 2011. David will work closely with John and the team to ensure a smooth transition through March 31, 2011.

“David has provided invaluable leadership to our Company. His focus on driving sustainable growth and his passion for our Company and people around the globe have been instrumental in our success,” said Jim Jenness, chairman of the Kellogg Board of Directors.

Mackay added, “I have had the distinct privilege of working for this great Company over the past 20 years and serving as its CEO for the past four years. This past summer, I became eligible to retire and made a commitment to spend more time with my family. I am pleased to pass the baton to John, whose management capabilities and wealth of experience have prepared him well to drive our business agenda for 2011 and beyond.”

“John has played a central role in our strategic and operational plans over the past decade. His leadership style embodies the Kellogg spirit and values,” Jenness commented. “The Board and I are confident that his depth of knowledge and understanding of our business, our customers, and our organization make him the right choice to lead our Company.”

John Bryant joined Kellogg in 1998 and has held numerous leadership roles. During his tenure with the Company, he has led the Kellogg North America and Kellogg International business units, served as chief financial officer from 2002 to 2004 as well as from 2006 to 2009, and assumed his current role of chief operating officer in 2008. Most recently, in July 2010, he was also elected to the Company’s Board of Directors.

“I’m excited to lead this great Company with its 31,000 talented employees and more than 100-year legacy of beloved brands,” Bryant noted. “The confidence bestowed upon me is immense, and I am honored and humbled to have been elected to serve in this capacity. We have a strong leadership team in place, and we are committed to delivering long-term, sustainable results.”

Kellogg Reaffirms 2010 and 2011 Guidance

Kellogg Company also reaffirms its 2010 and 2011 guidance. For fiscal year 2010, the Company continues to expect internal net sales to be down approximately 1%, internal operating profit to be approximately flat, and full-year currency-neutral earnings per share growth of 4 to 5%. For 2011, the Company still expects low single-digit internal net sales growth, flat to down 2% internal operating profit, and low single-digit earnings per share growth on a currency-neutral basis.

About Kellogg Company

With 2009 sales of nearly $13 billion, Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, fruit-flavored snacks, frozen waffles, and veggie foods. The Company’s brands include Kellogg’s®, Keebler®, Pop-Tarts®, Eggo®, Cheez-It®, Nutri-Grain®, Rice Krispies®, BearNaked®, Morningstar Farms®, Famous Amos®, Special K®, All-Bran®, Frosted Mini-Wheats®, Club®, and Kashi®. Kellogg products are manufactured in 18 countries and marketed in more than 180 countries around the world. For more information, visit the Kellogg Company web site at http://www.kelloggcompany.com.

Forward-Looking Statements Disclosure

This news release contains, or incorporates by reference, “forward-looking statements” with projections concerning, among other things, the Company’s strategy, and the Company’s sales, earnings, margin, operating profit, costs and expenditures, interest expense, tax rate, capital expenditure, dividends, cash flow, debt reduction, share repurchases, costs, brand building, ROIC, working capital, growth, new products, innovation, cost reduction projects, and competitive pressures. Forward-looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “will deliver,” “anticipates,” “projects,” “estimates,” or words or phrases of similar meaning.

The Company’s actual results or activities may differ materially from these predictions. The Company’s future results could also be affected by a variety of factors, including the impact of competitive conditions; the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation, and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the success of productivity improvements and business transitions; commodity and energy prices; labor costs; disruptions or inefficiencies in supply chain; the availability of and interest rates on short-term and long-term financing; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs; changes in consumer behavior and preferences; the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion, and availability; legal and regulatory factors including changes in advertising and labeling laws and regulations; the ultimate impact of product recalls; business disruption or other losses from war, terrorist acts or political unrest; and other items.

Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them.